UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sonic Automotive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6415 Idlewild Road, Suite 109

Charlotte, North Carolina 28212

March 12, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:30 a.m. on Thursday, April 24, 2008, at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on April 24, 2008, it is important that your shares be represented. To ensure that your vote will be received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.

On behalf of the Board of Directors

Sincerely,

O. BRUTON SMITH

Chairman and Chief Executive Officer

VOTING YOUR PROXY IS IMPORTANT

PLEASE SIGN AND DATE YOUR PROXY

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

SONIC AUTOMOTIVE, INC.

NOTICE OF MEETING

Charlotte, NC

March 12, 2008

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic”) will be held at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina on Thursday, April 24, 2008, at 10:30 a.m. (the “Annual Meeting”), for the following purposes as described in the accompanying Proxy Statement.

1.	To elect ten directors;

2.	To ratify the appointment of Deloitte & Touche LLP as Sonic’s independent public accountants for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting.

Only holders of record of Sonic’s Class A Common Stock and Class B Common Stock (collectively, the “Voting Stock”) at the close of business on February 25, 2008 will be entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

STEPHEN K. COSS

Senior Vice President, General Counsel and Secretary

Important Note: To vote shares of Voting Stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

SONIC AUTOMOTIVE, INC.

PROXY STATEMENT

March 12, 2008

GENERAL

Introduction

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic” or the “Company”) will be held on April 24, 2008 at 10:30 a.m., at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Directions to attend the Annual Meeting, where you may vote in person, can be found at the following weblink: https://www.lowesmotorspeedway.com/visitors_guide/area_map/. Only holders of record of Sonic’s Class A Common Stock (the “Class A Common Stock”) and Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock” or “Voting Stock”) at the close of business on February 25, 2008 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement and form of proxy are furnished to stockholders in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting, and at any and all adjournments thereof, and are first being sent to stockholders on or about March 17, 2008.

Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the Annual Meeting, including adjournments. Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in accordance with the specification. If no specification is made, proxies will be voted (i) in favor of electing Sonic’s ten nominees to the Board of Directors; (ii) in favor of the proposal to ratify the appointment of Deloitte & Touche LLP as the independent accountants of Sonic and its subsidiaries for the year ending December 31, 2008; and (iii) in the discretion of the proxy holders on any other business as may properly come before the Annual Meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting. Proxies should be sent to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Revoking Your Proxy

Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Stephen K. Coss, the Secretary of Sonic, either at the Annual Meeting or prior to the meeting date at Sonic’s principal executive offices at 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, by executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting in person.

Ownership of Voting Stock

Sonic currently has authorized under its Amended and Restated Certificate of Incorporation (the “Charter”) 100,000,000 shares of Class A Common Stock, of which 28,632,132 shares were outstanding as of the Record Date and are entitled to be voted at the Annual Meeting, and 30,000,000 shares of Class B Common Stock, of which 12,029,375 shares were outstanding as of the Record Date and are entitled to be voted at the Annual Meeting. At the Annual Meeting, holders of Class A Common Stock will have one vote per share, and holders of Class B Common Stock will have ten votes per share. All outstanding shares of Voting Stock are entitled to vote as a single class on all proposals submitted to a vote at the Annual Meeting. A quorum being present, directors will be elected by a plurality of the votes cast and each of the other proposals referred to in the accompanying Notice of Meeting will become effective if a majority of the votes cast by shares entitled to vote on the proposal are cast in favor thereof. Broker non-votes and abstentions will be counted to determine a quorum, but will not be counted as votes for any director-nominee or for or against any proposal.

A holder of Voting Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of the nominee in the space provided on the proxy card. A holder of Voting Stock may not vote for more than ten nominees.

The following table sets forth certain information regarding the beneficial ownership of Sonic’s Voting Stock as of February 25, 2008, by (i) each stockholder known by Sonic to own beneficially more than five percent of a class of the outstanding Voting Stock, (ii) each director and nominee to the Board of Directors of Sonic, (iii) each named executive officer of Sonic listed in the Summary Compensation Table, and (iv) all directors and executive officers of Sonic as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name, subject to community property laws where applicable.

Beneficial Owner	Number of Shares of Class A Common Stock (1)	Percentage of Outstanding Class A Common Stock	Number of Shares of Class B Common Stock		Percentage of Outstanding Class B Common Stock	Percentage of All Outstanding Voting Stock (2)
O. Bruton Smith (3)	1,090,400	3.7%	11,052,500	(4)	91.9%	29.1%
Sonic Financial Corporation (3)	—	—	8,881,250	(4)	73.8%	21.8%
B. Scott Smith (3)	683,875	2.3%	976,875	(5)	8.1%	4.0%
David P. Cosper (6)	116,850	*	—		—	*
Jeffrey C. Rachor (7)	242,792	*	—		—	*
William R. Brooks (7)	81,989	*	—		—	*
William P. Benton (7)	49,489	*	—		—	*
William I. Belk (7) (8)	39,989	*	—		—	*
Victor H. Doolan (7)	4,244	*	—		—	*
H. Robert Heller (7) (9)	72,989	*	—		—	*
Robert L. Rewey (7)	36,989	*	—		—	*
David C. Vorhoff (7)	2,063	*	—		—	*
All directors and executive officers as a group (11 persons)	2,412,669	7.9%	12,029,375		100.0%	33.7%
Artisan Partners Limited Partnership (and related persons) (10)	2,498,100	8.7%	—		—	6.1%
Barclays Global Investors, NA. (and related persons) (11)	1,517,069	5.3%	—		—	3.7%
Dimensional Fund Advisors LP (12)	2,668,705	9.3%	—		—	6.6%
FMR LLC (and related persons) (13)	2,349,952	8.2%	—		—	5.8%
Goldman Sachs Asset Management, L.P. (14)	1,637,856	5.7%	—		—	4.0%
Lord, Abbett & Co. LLC (15)	2,709,988	9.5%	—		—	6.7%

* Less than one percent.

(1)	Includes those shares of Class A Common Stock shown below as to which the following persons currently have a right, or will have the right within 60 days after February 25, 2008, to acquire beneficial ownership through the exercise of stock options: (i) Messrs. Bruton Smith, 1,085,000 shares; Scott Smith, 663,000 shares; Rachor, 240,333 shares; Cosper, 20,000 shares; Brooks, 75,000 shares; Benton, 40,000 shares; Belk, 20,000 shares; Heller, 40,000 shares; and Rewey, 30,000; and (ii) all directors and executive officers as a group, 2,213,333 shares.

(2)	The percentage of total voting power of Sonic is as follows: (i) O. Bruton Smith, 74.4%; Sonic Financial Corporation, 59.6%; B. Scott Smith, 7.0%; Artisan Partners Limited Partnership (and related persons), 1.7%; Barclays Global Investors, NA. (and related persons), 1.0%; Dimensional Fund Advisors LP, 1.8%; FMR Corp. (and related persons), 1.6%; Goldman Sachs Asset Management, L.P., 1.1%; Lord, Abbett & Co. LLC, 1.8%; and less than 1% for all other stockholders shown, and (ii) all directors and executive officers as a group, 81.2%.

(3)	The address for O. Bruton Smith, B. Scott Smith and Sonic Financial Corporation (“SFC”) is 5401 East Independence Boulevard, Charlotte, North Carolina 28212.

(4)	The amount of Class B Common Stock shown for O. Bruton Smith consists of 2,171,250 shares owned directly by Mr. Smith and 8,881,250 shares owned directly by SFC, of which 4,440,625 shares are pledged as security for loans. Mr. Smith owns the majority of SFC’s outstanding capital stock and, accordingly, is deemed to have sole voting and investment power with respect to the Class B Common Stock held by SFC.

(5)	Approximately 500,000 shares of Class B Common Stock are pledged to secure loans.

(6)	Includes 31,850 restricted shares of Class A Common Stock. Also includes 65,000 performance-based restricted shares of Class A Common Stock, which are subject to forfeiture based on the achievement of performance goals as further described in “Executive Compensation—Compensation Disclosure and Analysis” below.

(7)	Includes 2,059 restricted shares of Class A Common Stock for each of Messrs. Brooks, Benton, Belk, Doolan, Heller, Rachor and Rewey, which will vest on April 20, 2008. Includes 2,063 restricted shares of Class A Common Stock for Mr. Vorhoff, which will vest on April 19, 2008.

(8)	Includes 6,000 shares held by Mr. Belk’s children, who share his household. Mr. Belk disclaims beneficial ownership of all securities held by his children.

(9)	Approximately 26,000 shares are held in a margin account.

(10)	The address of this entity is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. The Schedule 13G filed by Artisan Partners Limited Partnership (and related persons) on or about February 13, 2008 indicates Artisan Partners Limited Partnership shares voting power as to 2,231,800 of the shares shown and shares dispositive power over all of the 2,498,100 of the shares shown with Artisan Investment Corporation, ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler. The shares reported on the Schedule 13G have been acquired on behalf of discretionary clients of Artisan Partners Limited Partnership.

(11)	The address of this entity is 45 Fremont Street, San Francisco, California 94105. The Schedule 13G filed by Barclays Global Investors, NA. (and related persons) on or about February 6, 2008 indicates that Barclays Global Investors, NA. has sole voting power as to 472,548 of the shares shown and sole dispositive power as to 548,078 of the shares shown, that Barclays Global Fund Advisors has sole voting power as to 677,800 of the shares shown and sole dispositive power as to 937,145 of the shares shown and that Barclays Global Investors, Ltd. has sole dispositive power as to 31,846 of the shares shown. The shares reported on the Schedule 13G are held by the reporting persons in trust accounts for the economic benefit of the beneficiaries of those accounts.

(12)	The address of this entity is 1299 Ocean Avenue, Santa Monica, California 90401. The information provided is based on a Schedule 13G filed by Dimensional Fund Advisors LP on or about February 6, 2008. That filing indicates that Dimensional Fund Advisors LP has dispositive and/or voting power over all of the 2,668,705 shares shown. The shares reported on the Schedule 13G are owned by advisory or management clients of Dimensional Fund Advisors LP. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.

(13)	The address of this entity is 82 Devonshire Street, Boston, Massachusetts 02109. The information provided is based on a Schedule 13G filed by FMR LLC (and related persons) on or about February 14, 2008. That filing indicates that FMR Corp. has sole dispositive power as to all of the 2,349,952 shares shown. That filing further indicates that Fidelity Management & Research Company, as investment advisor to various Fidelity Funds and a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 2,349,952 shares, but that neither Mr. Edward C. Johnson 3d nor FMR LLC has sole voting power with respect to such shares, which voting power resides with the Board of Trustees of the various Fidelity Funds that beneficially own the shares.

(14)	The address of this entity is 32 Old Slip, New York, New York 10005. The information provided is based on a Schedule 13G filed by Goldman Sachs Asset Management, L.P. on or about November 13, 2007. That filing indicates that Goldman Sachs Asset Management, L.P. has sole voting power as to 1,561,097 of the shares shown and sole dispositive power as to all of the 1,637,856 shares shown. That filing further indicates that the filing reflects the securities beneficially owned by Goldman Sachs Asset Management, L.P., an investment advisor, which disclaims beneficial ownership of any securities managed on its behalf by third parties.

(15)	The address of this entity is 90 Hudson Street, Jersey City, New Jersey 07302. The information provided is based on a Schedule 13G filed by Lord, Abbett & Co. LLC on or about February 14, 2008. That filing indicates that Lord, Abbett & Co. LLC has sole voting power as to 2,526,294 of the shares shown and sole dispositive power as to all of the 2,709,988 shares shown.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Sonic

Ten directors currently serve on Sonic’s Board of Directors. On February 9, 2006, the Board of Directors amended our bylaws (as amended, the “Bylaws”) to phase out the classified board. Consequently, beginning at the 2006 annual meeting of stockholders, the director nominees chosen to succeed those directors whose terms expire at an annual meeting of stockholders are elected by the stockholders for a one-year term expiring at the next annual meeting of stockholders. Any director appointed by the Board of Directors as a result of a newly created directorship or to fill a vacancy on the Board of Directors will hold office until the next annual meeting of stockholders. All directors’ terms expire and their successors will be elected at the Annual Meeting and each annual meeting of stockholders thereafter.

At the Annual Meeting, we intend to vote the proxies in the accompanying form for the election of O. Bruton Smith, B. Scott Smith, William I. Belk, William P. Benton, William R. Brooks, Victor H. Doolan, H. Robert Heller, Jeffrey C. Rachor, Robert L. Rewey and David C. Vorhoff to the Board of Directors. All of these individuals have consented to serve, if elected, for a one-year term until the 2009 annual meeting of stockholders or until his successor is elected and qualified, except as otherwise provided in our Charter and Bylaws. All of the nominees are presently directors of Sonic. Upon the recommendation by the Nominating and Corporate Governance Committee, the Board of Directors appointed Mr. Vorhoff to the Board of Directors in April 2007. All other directors are standing for re-election. One seat on the Board of Directors will be vacant following the Annual Meeting. Because the Nominating Committee of our Board of Directors has not selected a qualified candidate or candidates, the Board of Directors has elected not to fill this vacancy at the Annual Meeting. If for any reason any nominee named above is not a candidate when the election occurs, we intend to vote proxies in the accompanying form for the election of the other nominees named above and may vote them for any substitute nominee or, in lieu thereof, our Board of Directors may reduce the number of directors in accordance with our Charter and Bylaws.

Directors

O. Bruton Smith, 81, is the Founder of Sonic. He is also the Chairman, Chief Executive Officer and a director of Sonic and has served as such since Sonic’s organization in January 1997, and he currently is a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith is also the Chairman and Chief Executive Officer, a director and controlling stockholder of Speedway Motorsports, Inc. (“SMI”). SMI is a public company whose shares are traded on the New York Stock Exchange (the “NYSE”). Among other things, SMI owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Lowe’s Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. He is also an executive officer or a director of most of SMI’s operating subsidiaries.

B. Scott Smith, 40, is the Co-Founder of Sonic. He is also President and Chief Strategic Officer of Sonic. Prior to his appointment as President in March 2007, Mr. Smith served as Sonic’s Vice Chairman and Chief Strategic Officer since October 2002. Mr. Smith was President and Chief Operating Officer of Sonic from April 1997 until October 2002. Mr. Smith has been a Sonic director since its organization in January 1997. Mr. Smith also serves as a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith, who is the son of O. Bruton Smith, has been an executive officer of Town & Country Ford since 1993, and was a minority owner of both Town & Country Ford and Fort Mill Ford before Sonic’s acquisition of those dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment as President and Chief Operating Officer of Sonic in April 1997. Mr. Smith has over 20 years experience in the automobile dealership industry.

William I. Belk, 58, became a director of Sonic in March 1998. Mr. Belk is currently Vice President and a director for Monroe Hardware Company. Mr. Belk is a partner in the investment banking firm Carolina Financial Group, Inc. Mr. Belk previously held the position of Chairman and director for certain Belk stores, a retail department store chain. Mr. Belk is an attorney with an LLM—Taxation.

William P. Benton, 84, became a director of Sonic in December 1997. Mr. Benton retired from Ford Motor Company as its Vice President of Marketing worldwide after a 37-year career with that company. During that time, Mr. Benton held the following major positions: Vice President and General Manager of Lincoln-Mercury Division; Vice President and General Manager of Ford Division; Group Vice President of Ford of Europe and a member of Ford Motor Company’s Product Planning Committee, which is responsible for all of Ford Motor Company’s products worldwide. Most recently, Mr. Benton was Vice Chairman of Wells Rich Greene in New York and executive director of Ogilvy & Mather Worldwide in New York. Mr. Benton has been a director of SMI since February 1995.

William R. Brooks, 58, has been a director of Sonic since its organization in January 1997. Mr. Brooks also served as Sonic’s initial Treasurer, Vice President and Secretary from January 1997 to April 1997. Since December 1994, Mr. Brooks has been the Vice President, Treasurer, Chief Financial Officer and a director of SMI, and became Executive Vice President of SMI in February 2004. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of SMI. Before the formation of SMI in December 1994, Mr. Brooks was the Vice President of Lowe’s Motor Speedway (formerly the Charlotte Motor Speedway) and a Vice President and director of Atlanta Motor Speedway.

Victor H. Doolan, 67, was appointed as a director of Sonic in July 2005. Prior to being appointed as a director of Sonic, Mr. Doolan served for approximately three years as president of Volvo Cars North America until his retirement in March 2005. Prior to joining Volvo, Mr. Doolan served as the Executive Director of the Premier Automotive Group, the luxury division of Ford Motor Company from July 1999 to June 2002. Mr. Doolan also enjoyed a 23-year career with BMW, culminating with his service as President of BMW of North America from September 1993 to July 1999. Mr. Doolan has worked in the automotive industry for approximately 36 years. Mr. Doolan currently serves as a director of BlueFire Ethanol Fuels, Inc.

Robert Heller, 68, was appointed a director of Sonic in January 2000. Mr. Heller served as a director of FirstAmerica Automotive, Inc. from January 1999 until its acquisition by Sonic in December 1999. Mr. Heller was a director and Executive Vice President of Fair, Isaac and Company from 1994 until 2001, where he was responsible for strategic relationships and marketing. From 1991 to 1993, Mr. Heller was President and Chief Executive Officer of Visa U.S.A. Mr. Heller is a former Governor of the Federal Reserve System, and has had an extensive career in banking, international finance, government service and education. Mr. Heller currently serves as director of Bank of Marin and Marin General Hospital.

Jeffrey C. Rachor, 46, was appointed a director of Sonic in May 1999. Mr. Rachor served as the President and Chief Operating Officer of Sonic from April 2004 until March 2007. Prior to his promotion to President in April 2004, Mr. Rachor served as Sonic’s Executive Vice President and Chief Operating Officer, a position he had held since October 2002. In November 1999, Mr. Rachor was promoted to executive officer status as Executive Vice President of Retail Operations. He originally joined Sonic as its Regional Vice President—Mid-South Region upon Sonic’s 1997 acquisition of dealerships in Chattanooga, Tennessee and was subsequently promoted to Vice President of Retail Operations in September 1998 and again promoted to Executive Vice President—Retail Operations in October 1999. Mr. Rachor has over 21 years of experience in automobile retailing and was the Chief Operating Officer of the Chattanooga dealerships from 1989 until their acquisition by Sonic in 1997. Mr. Rachor currently serves as the President and Chief Executive Officer and as a director of The Pep Boys—Manny, Moe & Jack, a public company traded on the NYSE.

Robert L. Rewey, 69, was appointed as a director of Sonic in December 2001. Mr. Rewey served as the Group Vice President of Ford Motor Company’s North American Operations and Global Sales, Marketing and Customer Services from January 2000 until his retirement in April 2001. During his career with Ford, Mr. Rewey also served as President of Lincoln Mercury Division and then Ford Division and Group Vice President of North American sales, marketing and customer service. He has served on the board of directors for Volvo Cars and Mazda Corporation. In his prior positions, Mr. Rewey was responsible for initiating Ford’s global brand, motorsports and marketing executive development strategies. He also implemented innovations in Six Sigma for sales and marketing and developed short term vehicle leasing. Mr. Rewey has served as a member of the Board of Visitors, Fuqua School, Duke University and the Dean’s Council, Fisher School of Business, Ohio State University. Mr. Rewey currently serves as a director of SMI and of LoJack Corporation, a public company traded on the Nasdaq.

David C. Vorhoff, 52, was appointed as a director of Sonic in April 2007. Mr. Vorhoff is a co-founding Partner of McColl Partners, LLC, and has served as a Managing Director of the firm since its founding in 2001. Headquartered in Charlotte, North Carolina, McColl Partners provides investment banking services to middle-market companies and financial institutions, and advises clients in three primary areas: mergers and acquisitions; raising private capital; and strategic advisory and valuation assignment. Prior to 2001, Mr. Vorhoff was a Managing Director of Banc of America Securities’ Health Care Group and of NationsBanc Montgomery Securities Health Care Group in New York, and of NationsBank Capital Markets’ mergers and acquisitions group in Charlotte.

Board and Committee Member Independence

Because Mr. Bruton Smith holds more than 50% of the voting power of Sonic’s Common Stock, Sonic qualifies as a “controlled company” for purposes of the NYSE’s listing standards and is, therefore, not required to comply with all of the requirements of those listing standards, including the requirement that a listed company have a majority of independent directors. Nevertheless, Sonic is committed to having its board membership in favor of independent directors as evidenced by Sonic’s Corporate Governance Guidelines.

Our Board of Directors has determined that currently a majority of Sonic’s directors, including Messrs. Belk, Benton, Doolan, Heller, Rewey and Vorhoff, and all of the members of Sonic’s board committees, are “independent” within the meaning of the NYSE’s current listing standards and the rules and regulations of the SEC. The Board’s determination was based on its assessment of each director’s relationship with Sonic and the materiality of that relationship in light of all relevant facts and circumstances, not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to which the director is related and organizations with which the director is affiliated. The Board of Directors applied Categorical Standards for Determination of Director Independence, which the Board adopted to assist it in evaluating the independence of each of its directors. The Board of Directors determined that each of the independent directors met these Categorical Standards for Determination of Director Independence. A copy of Sonic’s Categorical Standards for Determination of Director Independence is included as Annex A to this Proxy Statement. In determining that Messrs. Belk, Benton, Doolan, Heller, Rewey and Vorhoff are independent, the Board of Directors also considered the following transactions, relationships or arrangements. For Messrs. Belk, Doolan and Heller, the Board of Directors considered affiliations with charitable organizations and what contributions, if any, Sonic made to such charitable organizations. In addition, for Mr. Doolan, the Board of Directors considered his former affiliation with an automobile manufacturer. For Messrs. Benton and Rewey, the Board of Directors considered their positions as directors of SMI and any transactions between Sonic and its subsidiaries and SMI and its subsidiaries. The Board of Directors also considered Mr. Rewey’s position as a director of LoJack and any transactions between LoJack and Sonic and its subsidiaries and as a director of Dealer Tire, LLC and any relationships between Dealer Tire, LLC and Sonic and its subsidiaries or its executive officers. The Board of Directors determined that none of these transactions, relationships or arrangements impaired any of these individuals’ independence.

Board Meetings and Committees of the Board

Attendance at Board and Committee Meetings. Our Board of Directors held six meetings during 2007. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Executive Sessions of the Board of Directors. The non-management directors meet in executive session without members of management present prior to or after each board meeting. Mr. Belk, as lead independent director, presides over these executive sessions of non-management directors.

Attendance at Annual Meetings of Stockholders. Pursuant to the Board of Directors’ policy, all directors are strongly encouraged to attend our annual stockholders meetings. All of our directors attended last year’s annual stockholders meeting.

Committees of the Board of Directors and their Charters. The Board of Directors of Sonic has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee (the “NCG Committee”). Each of these committees acts pursuant to a written charter, which was adopted by the Board of Directors and most recently amended in February 2006 for the Audit Committee and NCG Committee and December 2007 for the Compensation Committee.

The Audit Committee currently consists of Messrs. Heller (chairman), Belk, Doolan and Vorhoff. The Compensation Committee currently consists of Messrs. Rewey (chairman), Belk, Benton and Heller. The NCG Committee currently consists of Messrs. Benton (chairman), Doolan, Rewey and Vorhoff. Set forth below is a summary of the principal functions of each committee.

Audit Committee. The Audit Committee appoints Sonic’s independent accountants, reviews and approves the scope and results of audits performed by them and the Company’s internal auditors, and reviews and approves the independent accountant’s fees for audit and non-audit services. It also reviews certain corporate compliance matters and reviews the adequacy and effectiveness of the Company’s internal accounting and financial controls, its significant accounting policies, and its financial statements and related disclosures. A more detailed description of the Audit Committee’s duties and responsibilities can be found in its charter. Our Board of Directors has determined that each of Messrs. Heller, Belk, Doolan and Vorhoff qualifies as an “audit committee financial expert” as defined by the current rules of the SEC, is “financially literate” as that term is defined by the rules of the NYSE, has accounting or related financial management expertise and is “independent” under the rules and regulations of the SEC, including as defined in Rule 10A-3(b)(1), and the current listing standards of the NYSE. The Audit Committee met eleven times during 2007.

Audit Committee Report

The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities relating to Sonic’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Sonic’s financial reports. The Audit Committee manages Sonic’s relationship with Sonic’s independent accountants, who are ultimately accountable to the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is “financially literate” as such term is defined by the rules of the New York Stock Exchange (“NYSE”) and “independent” as such term is defined by the current rules of the NYSE and the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the audited financial statements of Sonic as of and for the year ended December 31, 2007 with management and the independent accountants. Management has the responsibility for preparing the financial statements, certifying that Sonic’s financial statements are complete, accurate, and prepared in accordance with generally accepted accounting principles, and implementing and maintaining internal controls and attesting to internal control over financial reporting. The independent accountants have the responsibility for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee also discussed and reviewed with the independent accountants all matters required by generally accepted auditing standards, including those described in SAS No. 61, as amended by SAS No. 90, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and those described in SAS No. 99 “Consideration of Fraud in a Financial Statement Audit.” With and without management present, the Audit Committee discussed and reviewed the results of the independent accountants’ audit of the financial statements.

During 2007, the Audit Committee met eleven times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement for the quarters ended December 31, 2006, March 31, 2007, June 30, 2007 and September 30, 2007 with the chief financial officer and the independent accountants prior to public release. In addition, the Audit Committee regularly monitored the progress of management and the independent accountants in assessing Sonic’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress throughout the year.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Audit Committee discussed with the independent accountants the independent accountant’s independence and met separately with management, internal auditors and the independent accountants to discuss, among other things, the adequacy and effectiveness of Sonic’s internal accounting and financial controls, the internal audit function’s organization, responsibilities, budget and staffing and reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, and identification of audit risks.

Based on these reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board and the Board approved that Sonic’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent accountants, Deloitte & Touche LLP, and the Board concurred in such recommendation.

H. Robert Heller, Chairman

William I. Belk

Victor H. Doolan

David C. Vorhoff

Compensation Committee. The Compensation Committee administers certain compensation and employee benefit plans of Sonic and annually reviews and determines compensation of all executive officers of Sonic. The Compensation Committee administers the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”), the Sonic Automotive, Inc. Employee Stock Purchase Plan, the Sonic Automotive, Inc. Amended and Restated Incentive Compensation Plan (the “Incentive Compensation Plan”), the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”) and certain other employee stock plans, approves individual grants of equity-based compensation under the plans it administers and periodically reviews Sonic’s executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Sonic’s or its executives’ performance. The Board of Directors has determined that all committee members are “independent” as defined in the current listing standards of the NYSE and the rules and regulations of the SEC. The Compensation Committee met six times during 2007.

Nominating and Corporate Governance Committee. The NCG Committee is responsible for identifying individuals who are qualified to serve as directors of Sonic and for recommending qualified nominees to the Board of Directors for election or re-election as directors of Sonic. The NCG Committee will consider director nominees submitted by stockholders in accordance with the provisions of Sonic’s Bylaws. The NCG Committee is also responsible for recommending committee members and chairpersons of committees of our Board of Directors and for establishing a system for, and monitoring the process of, performance reviews of the Board of Directors and its committees. Finally, the NCG Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to Sonic and for monitoring compliance with Sonic’s Code of Business Conduct and Ethics. The Board of Directors has determined that all committee members are “independent” as defined in the current listing standards of the NYSE and the rules and regulations of the SEC. The NCG Committee met three times during 2007.

How to Communicate with the Board of Directors and Non-Management Directors. Stockholders or interested parties wishing to communicate with our Board of Directors, or any of our individual directors, including the lead independent director presiding over non-management executive sessions, may do so by sending a written communication addressed to the respective director(s), or in the case of communications to the entire Board of Directors addressed to the attention of Sonic’s Corporate Secretary, in care of Sonic Automotive, Inc., 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212. Stockholders or interested parties wishing to communicate with our non-management directors as a group may do so by sending a written communication to William I. Belk, as lead independent director, at this address. Any communication addressed to any director that is received at Sonic’s principal office will be delivered or forwarded to the respective director(s) as soon as practicable. Any communication addressed to the Board of Directors, in general, will be promptly delivered or forwarded to each director.

Stockholder Nominations of Directors

Stockholders may recommend a director candidate for consideration by the NCG Committee by submitting the candidate’s name in accordance with provisions of our Bylaws that require advance notice to Sonic and certain other information. In general, under the Bylaws, the written notice must be received by Sonic’s Corporate Secretary not less than sixty (60) and not more than ninety (90) days prior to the annual meeting. The notice must contain, among other things, the nominee’s name, date of birth, business and residential address and the information that would be required to be disclosed about the nominee pursuant to the SEC’s rules in a proxy statement and, with respect to the stockholder submitting the nomination and anyone acting in concert with that stockholder, the name and business address of the stockholder and the person acting in concert with the stockholder, a representation that the stockholder is a record holder of Voting Stock, a description of all arrangements, understandings or relationships between or among the stockholder, any person acting in concert with the stockholder and the nominee and the class and number of shares of Voting Stock beneficially owned by the stockholder and any person acting in concert with that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Sonic’s Bylaw provisions by writing to Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic’s principal executive offices.

The NCG Committee has a process of identifying and evaluating potential nominees for election as members of the Board of Directors, which includes considering recommendations by directors and management and may include engaging third party search firms to assist the NCG Committee in identifying and evaluating potential nominees. The NCG Committee has adopted a policy that stockholder nominees for director will be treated the same as nominees submitted by other directors or management.

As set forth in Sonic’s Bylaws, Sonic’s Corporate Governance Guidelines and the charter of Sonic’s Nominating and Corporate Governance Committee, the NCG Committee considers potential nominees for directors from all sources, develops information from many sources concerning the potential nominee, and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board of Directors. Sonic’s qualification standards for directors are set forth in its Corporate Governance Guidelines. These standards include the director’s or nominee’s:

•	independent judgment;

•	ability to qualify as an “independent” director (as defined under applicable SEC rules and NYSE listing standards);

•	ability to broadly represent the interests of all stockholders and other constituencies;

•	maturity and experience in policy making decisions;

•	time commitments, including service on other boards of directors;

•	business skills, background and relevant expertise that are useful to Sonic and its future needs;

•	willingness and ability to serve on committees of the board of directors; and

•	other factors relevant to the NCG Committee’s determination.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Deloitte & Touche LLP to serve as the principal independent registered public accounting firm of Sonic for the fiscal year ending December 31, 2008. Deloitte & Touche LLP has acted in such capacity for Sonic since its organization in 1997.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification and will reconsider whether to retain Deloitte & Touche LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Deloitte & Touche LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Sonic.

Fees and Services

For the fiscal years ended December 31, 2006 and 2007, fees for services provided by Deloitte & Touche LLP were as follows:

	2006	2007
Audit Fees (1)
Recurring Audit and Quarterly Reviews	$1,944,000	$1,715,000
Registration Statements and Related Services	—	5,750
Audit-Related Fees (2)	—	100,000
Tax Fees (3)
Tax Compliance Services	17,850	20,000
Tax Planning and Advice	—	—
All Other Fees (4)	1,500	1,500

(1)	Audit fees consist of fees for professional services rendered in connection with or related to the audit of our consolidated annual financial statements, for the review of interim consolidated financial statements in Form 10-Qs, for services normally provided in connection with statutory and regulatory filings or engagements, including registration statements, and for services related to compliance with Section 404 of Sarbanes-Oxley. Certain of these fees will be billed in 2008 as services are rendered in connection with the audit of Sonic’s financial statements for the fiscal year ended December 31, 2007.

(2)	Audit-related fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of our audited or interim consolidated financial statements and are not reported under the heading “Audit Fees.”

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for products and services other than the services reported in other categories. Other fees consist of an on-line accounting literature service.

The Audit Committee considers the provision of these non-audit services to be compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for pre-approving all services provided by Sonic’s independent registered public accounting firm and pre-approved all of the services provided in 2007. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated its pre-approval authority to its chairman. The chairman in turn reports to the Audit Committee at least quarterly on audit and non-audit services he pre-approved since his last report.

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis

2007 Executive Officer Compensation Program

The policy of the Compensation Committee is to:

•	link executive compensation to Sonic’s business strategy and performance to attract, retain and reward key executive officers;

•	provide performance incentives and equity-based compensation to align the long-term interests of executive officers with those of Sonic’s stockholders; and

•	offer salaries, incentive performance pay opportunities and perquisites that are competitive in the marketplace.

Sonic’s executive compensation program is comprised primarily of two components: annual cash compensation, paid in the form of annual salary and performance-based bonuses, and long-term compensation, paid principally in the form of performance-based restricted shares of and options to purchase Sonic’s Class A Common Stock. This compensation program is designed to place emphasis on performance-based compensation. The Compensation Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation in the first quarter of each year based on several factors, including management’s recommendations approved by the Chief Executive Officer. Management’s recommendations are developed under the supervision of the Chief Executive Officer through a collaborative process involving members of Sonic’s senior management team. The President and Vice Chairman and Chief Financial Officer each presented management’s written recommendations and proposals on 2007 compensation to the Compensation Committee. These recommendations and proposals addressed topics such as base salaries, overall structure, target levels and payout levels for the annual cash bonus program under Sonic’s Incentive Compensation Plan, and equity awards to executive officers, and management’s rationale for these recommendations. The Compensation Committee considered these recommendations before determining compensation.

Annual Cash Compensation

Annual cash compensation for Sonic’s executive officers consists of a base salary and the potential for an annual performance-based cash bonus. The annual cash compensation paid by Sonic to its executive officers during 2007 was targeted to be competitive principally in relation to other automotive retailing companies (such as those included in the Peer Group Index in the performance graph appearing in our annual report to stockholders). While the Compensation Committee analyzes the competitiveness of annual cash compensation paid by Sonic to its executives in comparison to data from comparable companies, the Compensation Committee has not adopted any specific benchmarks for compensation of Sonic’s executives in comparison to other companies. In September 2006, the Compensation Committee engaged the Hay Group, an independent consulting firm that specializes in executive compensation, to provide an analysis of the competitiveness of annual cash compensation paid by Sonic to its executives. The Compensation Committee referred to this report when determining executive compensation for 2007. The Compensation Committee also considered the compensation of executives of some retail companies not included in the Peer Group Index, including Advance Auto Parts, Inc., AutoZone, Inc., Circuit City Stores, Inc., Dollar Tree Stores, Inc., Family Dollar Stores, Inc., Genuine Parts Co., Inc., Hertz Global Holding, Inc., IKON Office Solutions, Inc. and Office Depot, Inc. In December 2007, the Compensation Committee engaged the Hay Group to advise on 2008 executive officer compensation.

Annual Salary

The base salaries of Sonic’s executive officers and adjustments to executive officers’ base salaries are generally based upon a subjective evaluation of the executive’s performance by the Compensation Committee, executive compensation of comparable companies and management’s recommendations. The Compensation Committee’s evaluation is based upon non-quantitative factors such as the current responsibilities of each executive officer, the compensation of similarly situated executive officers of comparable companies, the performance of each executive officer during the prior calendar year (including subjective and objective evaluations of the performance of business units and functions under the particular executive’s supervision), and adjustments made to the base salaries of certain of the executive officers during the prior calendar year. In December 2006, the Compensation Committee considered all of these factors and increased Mr. Cosper’s base salary to $600,000 for 2007. In February 2007, the base salaries of the executive officers for 2007 were also established based on these factors. At that time, the Compensation Committee did not adjust the base salaries of any executive officer. In March 2007, in recognition of his resumption of the duties as President, the Compensation Committee increased Mr. Scott Smith’s base salary to $950,000. In making this increase, the Compensation Committee evaluated the current responsibilities of Mr. Scott Smith, the compensation of similarly situated executive officers of comparable companies and the salary of Sonic’s former President.

Performance-Based Cash Bonuses

During 2007, each of Sonic’s executive officers participated in the Sonic Automotive, Inc. Incentive Compensation Plan, which was amended and restated at last year’s annual meeting (the “Incentive Plan”). Compensation under the Incentive Plan is intended to provide highly-qualified executives and other key employees with an incentive to devote their best efforts to Sonic and enhance the value of Sonic for the benefit of stockholders. After consideration of management’s recommendations, in March 2007, the Compensation Committee established objective, performance-based goals and potential bonus award amounts for each executive officer for the performance period beginning January 1, 2007 and ending December 31, 2007, with annual cash bonuses (if any) to be paid as soon as administratively practicable following the Compensation Committee’s determination of the extent to which the specified performance goals were achieved. The Compensation Committee established two categories of performance goals for each of the executive officers: defined earnings per share levels and customer satisfaction performance for Sonic’s dealerships in specified major brands.

Earnings per share was selected as the primary performance goal with the objective to closely align the executive officers’ cash bonuses with profitability delivered to Sonic’s stockholders during 2007. For purposes of the Incentive Plan performance goals in 2007, earnings per share was defined as (A) Sonic’s net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted to fix the income tax rate on discontinued operations at 30.0%, and excluding the effects of (i) any gain or loss recognized by Sonic on the disposition of dealerships (including asset or lease impairment charges related to a decision to sell a particular dealership), or (ii) the cumulative effect of any changes in GAAP during 2007, divided by (B) a diluted weighted average share count of 48,013,000 shares. The performance objectives established for defined earnings per share levels applicable to each of the executive officers were established by the Compensation Committee on March 19, 2007 as follows: no bonus paid for performance below the minimum objective for defined earnings per share of $1.82; a bonus of 25% of annual base salary for achieving the minimum objective of $1.82 per share; a bonus of 80% of annual base salary for achieving the target objective for defined earnings per share of $2.28 per share; and a maximum bonus of 120% of annual base salary for achieving the maximum objective for defined earnings per share of $2.51 per share. For performance achieved that fell between two defined objectives, the Compensation Committee determined that the bonus payable would equal a pro rata amount of the bonus level between the two applicable defined objectives. The bonus payable would not exceed 120% of annual base salary for performance achieved above the maximum objective. The target objective for defined earnings per share established by the Committee was selected to align closely with the mid-point of the range of Sonic’s publicly announced target for earnings per share from continuing operations for the 2007 calendar year as disclosed in the Company’s earnings release issued on February 27, 2007, giving effect to management’s internal forecast at such time for anticipated loss per share from discontinued operations for 2007, and fixing the share count at management’s forecast at such time for diluted weighted average share count for 2007. After establishing the target objective, the minimum objective was established at 80% of the target objective, and the maximum objective was established at 110% of the target objective. In establishing these bonus award amounts and performance goals, the Compensation Committee expressly reserved the right to reduce bonus awards in the event that the Compensation Committee determined that subjective or other factors warranted a reduction.

Customer satisfaction (“CSI”) performance in specified major brands was selected as the other performance goal in order to align the executive officers’ cash bonuses with two other important company goals: meeting the expectations of our dealership customers and meeting the expectations of our manufacturers. The CSI performance objective was based on the percentage of Sonic’s dealerships in specified major brands, as reported by the applicable manufacturer, which met or exceeded their applicable manufacturer’s objective CSI standard for approval of dealership acquisitions for the performance period ending as of December 31, 2007. Only dealerships owned by Sonic for the entire 2007 calendar year were to be included in determining achievement of the CSI performance goals. The performance objectives established for CSI performance applicable to each of the executive officers were established by the Compensation Committee on March 19, 2007 as follows: no bonus paid for performance below the minimum objective of 65% of such dealerships achieving the requisite CSI performance; a bonus of 10% of annual base salary for achieving the minimum objective of 65% of such dealerships achieving the requisite CSI performance; a bonus of 20% of annual base salary for achieving the target objective of 70% of such dealerships achieving the requisite CSI performance; and a maximum bonus of 30% of annual base salary for achieving the maximum objective of 75% of such dealerships achieving the requisite CSI performance. For performance achieved that fell between two defined objectives, the Compensation Committee determined that the bonus payable would equal a pro rata amount of the bonus level between the two applicable defined objectives. For performance achieved above the maximum objective, the bonus payable for the CSI component would be capped out at 30% of annual base salary. In establishing these bonus award amounts and performance goals, the Compensation Committee expressly reserved the right to reduce bonus awards in the event that the Compensation Committee determined that subjective or other factors warranted a reduction. In establishing the potential bonus awards for each executive officer, the Compensation Committee chose to more heavily weight the earnings per share component to more closely tie the executive’s bonus to the profitability the stockholders receive. Consistent with the terms of the Incentive Plan in effect at such time, the Compensation Committee also capped the aggregate cash bonus payable to any executive officer at a $2 million maximum amount.

Based on Sonic’s performance against the performance-based goals, the Compensation Committee certified that the objective, performance-based criteria had been met. As a result, the Compensation Committee authorized award amounts for each of the executive officers under the Incentive Plan for the specified levels of achievement within those performance categories in the following amounts: $1,117,935 for O. Bruton Smith; $965,489 for B. Scott Smith and $609,783 for David P. Cosper. The Compensation Committee approved payment of these award amounts under the Incentive Plan in February 2008.

Long-term Equity Compensation

The Compensation Committee believes that equity-based compensation is an effective means of aligning the long-term interests of Sonic’s key officers and employees with those of its stockholders and provides incentives to attract and retain and to encourage equity ownership by key officers and employees providing service to Sonic and its subsidiaries upon whose efforts Sonic’s success and future growth depends. Sonic’s long-term compensation program is based principally upon awards of performance-based restricted shares of and options to purchase Sonic’s Class A Common Stock under the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”) and the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”). Awards of stock options or restricted stock are based upon a subjective evaluation of the executive’s performance by the Compensation Committee and management’s recommendations submitted to the Compensation Committee. The Compensation Committee’s evaluation considers a number of non-quantitative factors, including the responsibilities of the individual officers for and contribution to Sonic’s operating results (in relation to other recipients of Sonic equity awards), and their expected future contributions, as well as prior awards to the particular executive officer.

In 2006, the Compensation Committee decided to begin a transition in equity compensation grants from stock options to performance-based restricted stock. As a result, for 2007, approximately two-thirds of the estimated value of the potential equity compensation for each executive officer was in the form of performance-based restricted stock grants, and approximately one-third of the estimated value of the potential equity compensation was in the form of stock option grants. In March 2007, the Compensation Committee awarded options to purchase shares of Sonic’s Class A Common Stock under the Stock Option Plan to the named executive officers as follows: options to purchase 45,000 shares to Mr. O. Bruton Smith; options to purchase 36,000 shares to Mr. Scott Smith and options to purchase 20,000 shares to Mr. Cosper. In addition, in March 2007, the Compensation Committee awarded 15,000 performance-based restricted shares of Class A Common Stock pursuant to the Stock Incentive Plan to Mr. Cosper. Also in March 2007, the Compensation Committee awarded Mr. O. Bruton Smith 30,000 performance-based restricted stock units and Mr. B. Scott Smith 24,000 performance-based restricted stock units under the Stock Incentive Plan. In addition, based on management’s recommendations in March 2007, the Compensation Committee awarded an additional 50,000 performance-based restricted shares to Mr. Cosper in recognition of his promotion to Vice Chairman and his enhanced importance to Sonic in connection with the management realignment.

These restricted shares and restricted stock units were subject to forfeiture based upon Sonic’s achievement of defined earnings per share levels for the 2007 calendar year, under the same criteria as established by the Compensation Committee for the defined earnings per share component of the executive officers’ Incentive Plan cash bonus terms for 2007 (see “—Performance-Based Cash Bonuses” above). The Compensation Committee chose the defined earnings per share-based performance criteria for the restricted share and restricted stock unit grants for the same reasons as it was chosen to be the primary performance criteria for performance-based cash bonuses, as set forth above. The performance-based restricted stock and restricted stock unit awards vest in their entirety on the third anniversary of the date of grant. Nevertheless, the Compensation Committee chose to establish a one-year defined earnings per share performance condition primarily because of the difficulty of providing an accurate forecast for Sonic’s earnings per share for a three-year future period. The specific performance objectives for these restricted share and restricted stock unit grants are as follows, other than the additional 50,000 performance-based restricted shares awarded to Mr. Cosper. For achievement of defined earnings per share in 2007 below the minimum objective established by the Committee (which was 80% of the target objective established by the Committee), the restricted stock grants and restricted stock unit grants were to be forfeited in their entirety. For achievement of defined earnings per share in 2007 at or above the target objective established by the Committee, no adjustment was to be made to the specified grants of restricted shares and restricted stock units. For achievement of defined earnings per share in 2007 above the minimum objective and below the target objective, a pro rata amount of the specified grants would be forfeited. Mr. Cosper’s additional 50,000 performance-based restricted shares would be subject to forfeiture in their entirety if the achieved defined earnings per share in 2007 fell below the minimum objective. As a result of the Company’s earnings per share for fiscal year 2007, the Compensation Committee reduced the awards described above to the following amounts: Mr. O. Bruton Smith, from 30,000 to 29,100 restricted stock units; Mr. B. Scott Smith, from 24,000 to 23,280 restricted stock units and Mr. David P. Cosper, from 15,000 to 14,550 restricted shares. Based on the Company’s earnings per share for fiscal year 2007, Mr. Cosper’s grant of 50,000 performance-based restricted shares was not reduced. For additional details concerning the options and restricted stock granted to and held by the executive officers during the 2007 calendar year, see “—Compensation of Executive Officers,” “—Grants of Plan-Based Awards During 2007,” “—Outstanding Equity Awards at Fiscal 2007 Year-End” and “—Option Exercises and Stock Vested During 2007.”

Deferred Compensation Plan and Other Benefits

Executive officers of Sonic (including the Chief Executive Officer) were also eligible to participate in the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) during the 2007 calendar year. For 2007, eligible employees could elect to defer a portion of their annual cash compensation, up to 75% of base salary and up to 100% of eligible incentive bonus amounts. Sonic makes cash matching contributions of 20% of the amount deferred by the employee, not to exceed $10,000 per year in matching contributions. Sonic may also make supplemental contributions for eligible employees to make up for the additional matching contributions the employees would have received under Sonic’s 401(k) plan in the absence of legal limitations on the amount of compensation that could be considered under the 401(k) plan (e.g., $225,000 for 2007). Sonic’s contributions generally vest based on an employee’s full years of Deferred Plan participation with 20% vesting for each year so that an employee is fully vested after five years of participation. Participation in the Deferred Plan is offered annually to a select group of our management and highly compensated employees. Contributions by participants in the Deferred Plan, including the executive officers, are credited with a rate of return (positive or negative) based on deemed investments selected by a participant from among several different investment funds offered by the third-party administrator of the Deferred Plan, with such deemed earnings determined by the actual market performance of the investment funds selected by the participant. Messrs. Scott Smith, Cosper and Rachor participated in the Deferred Plan during 2007 and received matching contributions, the amount of which is reflected in the “All Other Compensation” column for the particular executive officer in “—Compensation of Executive Officers—Summary Compensation Table.” Please see the discussion under “—Nonqualified Deferred Compensation Plans for 2007” for further information about the Deferred Plan.

Each of the executive officers of Sonic were also afforded the use of company demonstrator vehicles for personal use during 2007. Personal use of company vehicles is a common competitive perquisite afforded to executives in the automobile dealership industry with both publicly-held and privately-owned dealership companies. During 2007, each of Messrs. Bruton Smith, Scott Smith, Cosper and Rachor were afforded the use of Company vehicles for personal use, the imputed value of which was $88,424 for Mr. O. Bruton Smith and $36,586 for Mr. B. Scott Smith, and the imputed value for such other executive officers is reflected in the “All Other Compensation” column for the particular executive officer in “—Compensation of Executive Officers—Summary Compensation Table.”

Sonic allowed Messrs O. Bruton Smith and B. Scott Smith to use private aircraft leased by Sonic during 2007. This perquisite has been provided to certain executive officers on a limited basis primarily as a convenience to enable the executive’s spouse, children or guests to accompany the executive on a particular business trip when open seats were available on the particular leased aircraft. The incremental cost to Sonic for Messrs. O. Bruton Smith and B. Scott Smith’s personal use in 2007 is reflected in the “All Other Compensation” column in “—Compensation of Executive Officers—Summary Compensation Table.”

Executive officers of Sonic (including the Chief Executive Officer) were also eligible in 2007 to participate in various benefit plans on similar terms to those provided to other employees of Sonic. These benefit plans provided to employees of Sonic, including the executive officers, are intended to provide a safety net of coverage against various events, such as death, disability and retirement.

During 2007, Sonic reimbursed Mr. Rachor for the actual cost of a furnished apartment in Charlotte in the total amount of $9,935. Mr. Rachor and his family maintain a permanent residence in Chattanooga, Tennessee, and Sonic provided this benefit to Mr. Rachor as a convenience to assist him with his job duties that required him to work out of Sonic’s headquarters offices in Charlotte on a frequent basis.

Federal Income Tax Considerations

As noted above, the compensation paid to Sonic’s executive officers is based primarily on the performance of Sonic. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limitation on the deductibility of annual compensation in excess of $1 million that is not performance-based. Executive officer compensation attributable to the exercise of stock options granted under the Stock Option Plan and Stock Incentive Plan, awards of performance-based restricted stock or performance-based restricted stock units pursuant to the Stock Incentive Plan and annual cash bonuses paid under the Incentive Plan should qualify as fully deductible performance-based compensation. The Compensation Committee intends to continue to manage Sonic’s executive compensation program in a manner that will preserve federal income tax deductions. However, the Compensation Committee also must approach executive compensation in a manner which will attract, motivate and retain key personnel whose performance increases the value of Sonic. Accordingly, the Compensation Committee may from time to time exercise its discretion to award non-performance-based compensation that may not be deductible under Section 162(m) of the Code when in its judgment such award would be in the interests of Sonic.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sonic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and this Proxy Statement.

Robert L. Rewey, Chairman

William I. Belk

William P. Benton

H. Robert Heller

Compensation of Executive Officers

The following table sets forth compensation paid by or on behalf of Sonic to the principal executive officer and principal financial officer of Sonic and to Sonic’s other named executive officers for services rendered during Sonic’s fiscal years ended December 31, 2006 and December 31, 2007:

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
O. Bruton Smith Chairman, Chief Executive Officer and Director (principal executive officer)	2007 2006	$1,100,000 1,100,000	$	— 106,700	$281,458 103,040	$1,036,047 435,320		$1,117,935 941,600	$	— —	$108,811 59,315	(2)	$3,644,250 2,745,975

B. Scott Smith President, Chief Strategic Officer and Director (Vice Chairman, Chief Strategic Officer and Director through March 13, 2007)	2007 2006	$950,000 900,000	$	— 87,300	$225,166 82,432	$814,625 338,235		$965,489 770,400	$	— —	$101,136 35,244	(3)	$3,056,416 2,213,611

David P. Cosper Vice Chairman and Chief Financial Officer (Executive Vice President, Chief Financial Officer and Treasurer through March 13, 2007) (principal financial officer)	2007 2006	$600,000 416,667	$	— 48,500	$630,168 267,141	$138,383 —		$609,783 428,000	$	— —	$32,180 127,064	(4)	$2,010,515 1,287,372

Jeffrey C. Rachor (5) President, Chief Operating Officer (through March 13, 2007) and Director	2007 2006	$326,923 1,000,000	$	— 97,000	$(674,243 674,243)	$423,512 480,258	$	— 856,000	$	— —	$31,235 125,779	(6)	$107,427 3,233,280

(1)	Both Stock and Option Awards are valued based on the compensation expense as calculated under Statement of Financial Accounting Standards (“SFAS”) 123R, “Share Based Payment.” The Stock and Option Awards vest in various increments over a three period. See Note 10 to Sonic’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ending December 31, 2007 for the valuation assumptions used in determining the fair value of the awards.

(2)	The perquisites for O. Bruton Smith include personal use of aircraft and the imputed value of demo vehicles provided by the Company. The imputed value of the demo vehicles was $88,424. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

(3)	The perquisites for B. Scott Smith represent the imputed value of Company-provided demo vehicles, club dues, Company matching contributions under the Nonqualified Deferred Compensation Plan and $54,175 for the incremental cost for personal use of aircraft. The imputed value of the demo vehicles was $36,586. The value assigned to the demo vehicles was calculated under rules established by the Internal Revenue Service. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

(4)	The perquisites for David P. Cosper include the imputed value of demo vehicles provided by the Company and Company matching contributions under the nonqualified Deferred Compensation Plan and 401(k) Plan. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

(5)	Compensation to Mr. Rachor for his service as a non-employee director following the termination of his employment with Sonic in March 2007 is disclosed under “Director Compensation for 2007” in this Proxy Statement.

(6)	The perquisites for Jeffrey C. Rachor include the imputed value of Company-provided demo vehicles, personal lodging costs paid by the Company and Company matching contributions under the nonqualified Deferred Compensation Plan and 401(k) Plan. The incremental cost of demo vehicles is not calculable because those vehicles are provided to the executive by our dealership subsidiaries.

Grants of Plan-Based Awards During 2007

The following table sets forth information regarding all grants of awards made to the named executive officers during 2007 under any plan.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
O. Bruton Smith	3/19/2007	(4)	$385,000	$1,100,000	$1,650,000	—	—	—	—	—	—	—	—
	3/19/2007	(5)	—	—	—	24,000	30,000	30,000	—	—	—	—	$843,000	(6)
	3/19/2007	(7)	—	—	—	—	—	—	—	45,000	$28.04	$28.10	$393,300	(8)

B. Scott Smith	3/19/2007	(4)	$332,500	$950,000	$1,425,000	—	—	—	—	—	—	—	—
	3/19/2007	(5)	—	—	—	19,200	24,000	24,000	—	—	—	—	$674,400	(6)
	3/19/2007	(7)	—	—	—	—	—	—	—	36,000	$28.04	$28.10	$314,640	(8)

David P. Cosper	3/19/2007	(4)	$210,000	$600,000	$900,000	—	—	—	—	—	—	—	—
	3/19/2007	(5)	—	—	—	12,000	15,000	15,000	—	—	—	—	$421,500	(6)
	3/19/2007	(5)	—	—	—	50,000	50,000	50,000	—	—	—	—	$1,405,000	(6)
	3/19/2007	(7)	—	—	—	—	—	—	—	20,000	$28.04	$28.10	$174,800	(8)

(1)	Amounts earned for 2007 are set forth in the Summary Compensation Table.

(2)	The Stock Awards were adjusted based on final certification of performance targets to the following amounts: O. Bruton Smith, from 30,000 to 29,100; B. Scott Smith, from 24,000 to 23,280 and David P. Cosper, 15,000 to 14,550.

(3)	In accordance with the terms of the 1997 Stock Option Plan, the exercise price is equal to the closing market price of Sonic’s Class A Common Stock on the date immediately preceding the grant date, which was $28.04.

(4)	Grants made pursuant to Sonic Automotive, Inc. Incentive Compensation Plan.

(5)	Grants issued pursuant to the Sonic Automotive, Inc. 2004 Stock Incentive Plan.

(6)	Amounts reported are based on the target grant at the closing market price of Sonic’s Class A Common Stock on the date of grant, which was $28.10 for grants on March 19, 2007.

(7)	Grants issued pursuant to the Sonic Automotive, Inc. 1997 Stock Option Plan.

(8)	Option Awards are valued based on the fair value of the entire grant as calculated under Statement of Financial Accounting Standards (“SFAS”) 123R, “Share Based Payment,” on the grant date. The Stock Awards vest over a three-year period and the Option Awards vest over a two-year period. As a result, the fair value may not be indicative of the ultimate value the executive may receive under this grant. See Note 10 to Sonic’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ending December 31, 2007 for the valuation assumptions used in determining the fair value of the awards.

Grant to Mr. Rachor for his service as a non-employee director is disclosed under “Director Compensation for 2007” in this Proxy Statement.

For a description of additional terms of the compensation and grants disclosed in the tables above, see “—Compensation Disclosure and Analysis.”

Employment Agreements

Sonic has an employment agreement (the “Employment Agreement”) with Mr. Cosper. Under the Employment Agreement, Sonic agreed to employ Mr. Cosper through March 2, 2009, subject to automatic extension for successive one-year periods. The Employment Agreement sets forth the basic terms of employment for Mr. Cosper, including provisions for annual base salary, annual performance-based cash bonus and eligibility to participate in Sonic’s equity compensation plans and benefit programs. Our Compensation Committee generally establishes criteria for Mr. Cosper’s annual performance-based cash bonuses under our Incentive Plan with performance targets that, if fully achieved, would entitle him to an annual cash bonus equal to 100% of his annual base salary.

The Employment Agreement contains restrictive covenants that prohibit, during periods defined in the Employment Agreement and subject to certain limited exceptions, Mr. Cosper from (i) competing with Sonic, (ii) employing or soliciting Sonic’s employees, (iii) interfering with Sonic’s relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of Sonic’s confidential or proprietary information. Sonic will not be obligated to pay Mr. Cosper any applicable severance if he violates the non-competition provisions of his Employment Agreement. These restrictive covenants generally apply for a period of two years following the later of the expiration or termination of employment under the Employment Agreement. The restrictive covenants limit Mr. Cosper’s competitive activities within any Standard Metropolitan Statistical Area or county in which Sonic has a place of business on the date of expiration or termination of the Employment Agreement.

Until the time of the termination of his employment with Sonic, Mr. Rachor had an employment agreement with Sonic on substantially similar terms as Mr. Cosper’s. Following the termination of his employment in March 2007, Sonic had no further obligations under the employment agreement to Mr. Rachor. Mr. Rachor’s restrictive covenants expire one year following the date of termination.

For a description of additional terms of the Employment Agreements, see “—Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table sets forth information concerning outstanding equity awards for each executive officer as of December 31, 2007:

		Outstanding Equity Awards at Fiscal Year-End
Name	Award Grant Date	Option Awards (1)						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
O. Bruton Smith	10/6/1998 5/5/1999 11/1/1999 10/5/2000 10/11/2001 10/23/2002 2/19/2004 4/21/2005 2/9/2006 3/23/2006 3/19/2007 3/19/2007	200,000 200,000 50,000 100,000 100,000 100,000 100,000 66,667 45,000 — — —	— — — — — — — 33,333 45,000 — — 45,000	— — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $	9.19 15.44 10.06 7.94 16.51 16.20 23.78 19.23 23.94 — — 28.04	10/6/2008 5/5/2009 11/1/2009 10/5/2010 10/11/2011 10/23/2012 2/19/2014 4/21/2015 2/9/2016 — — 3/19/2017	— — — — — — — — — 13,650 — —	(3)	$	— — — — — — — — — 264,264 — —	— — — — — — — — — — 30,000 —	(4)	$	— — — — — — — — — — 580,800 —

B. Scott Smith	10/6/1998 5/5/1999 11/1/1999 4/28/2000 10/5/2000 10/11/2001 10/23/2002 2/19/2004 4/21/2005 2/9/2006 3/23/2006 3/19/2007 3/19/2007	100,000 100,000 30,000 50,000 50,000 50,000 50,000 50,000 50,000 36,000 — — —	— — — — — — — — 25,000 36,000 — — 36,000	— — — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $ $	9.19 15.44 10.06 11.19 7.94 16.51 16.20 23.78 19.23 23.94 — — 28.04	10/6/2008 5/5/2009 11/1/2009 4/28/2010 10/5/2010 10/11/2011 10/23/2012 2/19/2014 4/21/2015 2/9/2016 — — 3/19/2017	— — — — — — — — — — 10,920 — —	(3)	$	— — — — — — — — — — 211,411 — —	— — — — — — — — — — — 24,000 —	(4)	$	— — — — — — — — — — — 464,640 —

David P. Cosper	3/23/2006 3/19/2007 3/19/2007 3/19/2007	— — — —	— — — 20,000	— — — —	$	— — — 28.04	— — — 3/19/2017	31,850 — — —	(3)		$616,616 — — —	— 15,000 50,000 —	(4) (4)	$ $	— 290,400 968,000 —

Jeffrey C. Rachor (5)	10/11/2001 10/23/2002 2/19/2004 4/21/2005 2/9/2006	40,000 3,333 50,000 50,000 36,000	— — — 25,000 36,000	— — — — —	$ $ $ $ $	16.51 16.20 23.78 19.23 23.94	10/11/2011 10/23/2012 2/19/2014 4/21/2015 2/9/2016	— — — — —			— — — — —	— — — — —			— — — — —

(1)	Options granted on October 6, 1998, November 1, 1999, October 5, 2000 and October 11, 2001 cliff vest six months from the date of grant. Options granted on April 28, 2000 and April 21, 2005 vest in three equal annual installments beginning on the first anniversary of the date of grant. Options granted on May 5, 1999 vest in five equal annual installments beginning on the first anniversary of the date of grant, except for options granted to Mr. O. Bruton Smith which cliff vest six months following the date of grant. Options granted on October 23, 2002 cliff vest on the first anniversary of the date of grant. Options granted on February 19, 2004 vest 1/3 on the first anniversary of the date of grant and the remaining 2/3 on December 22, 2005. Options granted on February 9, 2006 vest in two equal annual installments beginning on the first anniversary of the date of grant. Options granted on March 19, 2007 vest on March 19, 2008.

(2)	Market value based on the December 31, 2007 closing market price of our Class A Common Stock of $19.36 per share.

(3)	The unvested equity incentive plan award shares or units granted to Mr. O. Bruton Smith and Mr. B. Scott Smith cliff vest on March 23, 2009. The unvested equity incentive plan award shares or units granted to Mr. Cosper cliff vest on February 28, 2009.

(4)	The unvested equity incentive plan award shares or units granted to Mr. O. Bruton Smith, Mr. B. Scott Smith and Mr. Cosper cliff vest on March 19, 2010. The awards were adjusted based on the final certification of performance targets for 2007 to the following amounts: O. Bruton Smith, from 30,000 to 29,100; B. Scott Smith, from 24,000 to 23,280 and David P. Cosper, from 15,000 to 14,550.

(5)	Grant to Mr. Rachor for his service as a non-employee director is disclosed in “Director Compensation for 2007” in this Proxy Statement.

Option Exercises and Stock Vested During 2007

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock and restricted stock units during 2007 for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O. Bruton Smith	—	$—	—	$—
B. Scott Smith	—	$—	—	$—
David P. Cosper	—	$—	—	$—
Jeffrey C. Rachor	200,000	$2,674,383	—	$—

(1)	Represents pretax gain on exercise.

Nonqualified Deferred Compensation Plans for 2007

The following table sets forth information concerning contributions and other activity for each named executive officer under the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) during 2007:

	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
O. Bruton Smith	$—	$—	$—	$—	$—
B. Scott Smith	$50,000	$10,000	$32,580	$—	$493,098
David P. Cosper	$61,115	$10,000	$(182)	$—	$70,933
Jeffrey C. Rachor	$250,000	$13,100	$111,918	$(1,336,519)	$—

(1)	Executive contributions and employer matching contributions are included in the salary amounts reported on the Summary Compensation Table.

(2)	Earnings on plan balances are not included in the salary amounts reported on the Summary Compensation Table.

The Company offers its executive officers and other key employees the opportunity to participate in the Deferred Plan. We believe the Deferred Plan is an important tool for recruiting key employees and assists in employee retention. The following is a brief description of certain material terms of the Deferred Plan.

Under the Deferred Plan, eligible employees can elect to defer receipt of salary and certain bonus payments. For 2007, eligible employees could elect to defer up to 75% of base salary and up to 100% of eligible incentive bonus amounts each year, without a maximum dollar limit on the amount of compensation that can be deferred each year. Deferral elections generally are required to be made prior to the beginning of each year in accordance with Section 409A of the Internal Revenue Code (“Section 409A”). Participants are always 100% vested in their own deferrals.

The Company makes matching contributions of 20% of the amount deferred by the employee, not to exceed $10,000 per year in matching contributions. The Company may also contribute supplemental amounts for eligible employees to make up for the additional matching contributions the employees would have received under the Company’s 401(k) plan in the absence of legal limitations on the amount of compensation that could be considered under the 401(k) plan (e.g., $225,000 for 2007). The matching and supplemental contributions (and related deemed earnings) generally vest based on an employee’s full years of participation under the Deferred Plan, with 20% vesting after one full year of participation and increasing an additional 20% each year thereafter with 100% vesting after five full years of participation. Participants also become 100% vested in the event of qualifying retirement, disability, death, a change in control of the Company or termination of the Deferred Plan. The Company also has the discretion to make additional contributions to the Deferred Plan and to set the vesting schedule for any such amounts.

Contributions by participants in the Deferred Plan, including the executive officers, are credited with a rate of return (positive or negative) based on deemed investments selected by a participant from among a number of investment funds, with such deemed earnings determined by the actual market performance of the investment funds selected by the participant. Participants generally may change their deemed investment selections on a daily basis. The Company is not required to make actual investments that correspond to the investment crediting options selected by participants. The following table lists each deemed investment choice available under the Deferred Plan and its annual return for the calendar year ending December 31, 2007:

Fund	2007 Annual Rate of Return
Nationwide NVIT Money Market 1	4.79%
PIMCO VIT Real Return Admin	10.66%
PIMCO VIT Total Return Admin	8.76%
AllianceBernstein VPS International Value A	5.84%
Dreyfus Stock Index Initial	5.26%
Oppenheimer VA Capital Appreciation NS	14.15%
Nationwide NVIT Mid Cap Index 1	7.56%
Royce Capital Small Cap	(2.14)%
W&R Target Small Cap Growth	13.52%
Oppenheimer VA Global Securities NS	6.32%
T. Rowe Price Equity Income II	3.03%

At the time a participant makes an election to defer compensation under the Deferred Plan, the participant also must select the time and form of distribution for such deferred amount. A participant can elect to defer compensation for a specified period of time or until retirement or other termination of service. If a participant defers compensation to a specified future date, he or she can elect payment in a lump sum or in two to five annual installments. Compensation that is deferred until retirement or other termination of service can be paid in a lump sum or in up to ten annual installments. Account balances less than $25,000 will be distributed in a lump sum. For certain “specified employees” subject to special rules under Section 409A (including the named executive officers), payment of deferred compensation cannot occur until at least six months following termination of service. Participants will automatically receive their account balances in a lump sum distribution if employment is terminated within two years after a change of control. Hardship withdrawals also may be available in the event of an unforeseen financial emergency beyond the participant’s control. For compensation that was deferred and vested before 2005 (and, therefore, not subject to Section 409A), a participant can request a withdrawal at any time (for a minimum of $5,000), subject to forfeiture of 10% of the withdrawal amount and suspension from participation in the Deferred Plan for the remainder of that year and the next year. Participants can change their prior distribution elections only in limited circumstances, and in the case of amounts subject to Section 409A, only in accordance with the restrictions under Section 409A. All distributions are made in cash.

Amounts deferred under the Deferred Plan and related earnings are held in a “rabbi” trust that has been established by the Company to hold assets separate from other Company assets for the purpose of paying future benefits. However, in order to maintain the tax-deferred status of the Deferred Plan, the assets of the rabbi trust are available to general creditors of the Company in the event of the Company’s insolvency. Participants do not have an ownership interest in rabbi trust assets or in any other specific assets of the Company. Participants are unsecured general creditors of the Company with respect to payment of their benefits under the Deferred Compensation Plan.

Potential Payments Upon Termination or Change-in-Control

The Employment Agreement provides for certain benefits upon termination of Mr. Cosper’s employment. In each of these instances, any of Sonic’s obligations to make cash payments to Mr. Cosper following the termination of his employment is contingent upon him complying with the restrictive covenants contained in his Employment Agreement.

These restrictive covenants prohibit, during periods defined in the Employment Agreement and subject to certain limited exceptions, (i) competing with Sonic, (ii) employing or soliciting Sonic’s employees, (iii) interfering with Sonic’s relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of Sonic’s confidential or proprietary information. These restrictive covenants generally limit Mr. Cosper’s competitive activities within any Standard Metropolitan Statistical Area or county in which Sonic has a place of business on the date of expiration or termination of the Employment Agreement and apply for a period of two years following the later of the expiration or termination of employment under the Employment Agreement.

In the event Mr. Cosper’s employment is terminated by Sonic “for cause”, Sonic is only obligated to pay him his salary and provide him with fringe benefits through the date of termination. The Employment Agreement also provides that the shares of restricted stock granted to him under the Employment Agreement will be forfeited if his employment is terminated “for cause” prior to February 28, 2009.

The Employment Agreement also provides for severance arrangements in the event of a termination of the Mr. Cosper’s employment by Sonic without cause or if Sonic elects to not renew Mr. Cosper’s employment. If Mr. Cosper’s employment were terminated without cause, the Employment Agreement provides that he would be entitled to receive his annual salary as of the date of termination for one year and an amount equal to the average annual bonuses he previously received and that shares of restricted stock granted pursuant to the Employment Agreement vest upon the termination. Under the terms of Mr. Cosper’s employment agreement, cash amounts payable to Mr. Cosper would be paid: (i) one-half on the last business day of the seventh full month following the date of termination and (ii) the remainder in six equal monthly installments commencing at the end of the eighth full month following the date of termination. Finally, the Employment Agreement provides that Mr. Cosper’s options to purchase Sonic’s Class A Common Stock, if any, that immediately vest upon termination of the Employment Agreement are subject to forfeiture and Sonic’s obligation to provide fringe benefits under the Employment Agreement terminates, if he violates the restrictive covenants in the Employment Agreement.

Mr. Cosper’s Employment Agreement also provides that in the event his employment is terminated due to death or disability prior to February 28, 2009, a pro-rated portion of the restricted stock granted to him under the Employment Agreement will vest upon the termination based on the number of months that have elapsed since the commencement date of his Employment Agreement divided by 36, the total number of months contained in the initial term of the Employment Agreement.

In the event Mr. Cosper’s employment is terminated for any other reason not addressed above, he will be entitled to his salary and fringe benefits through the date of termination. The Employment Agreement entitles Mr. Cosper to retain the shares of restricted stock granted to him under the terms of the Employment Agreement, if he remains employed through February 28, 2009. For a description of additional terms of the Employment Agreements, see “—Employment Agreements.”

Sonic was not obligated to provide any benefits or payments to Mr. Rachor in connection with the termination of his employment in March 2007.

Payments upon Termination

Based on the foregoing and the terms of the 2004 Stock Incentive Plan, the estimated present value of the payments the named executive officers could have received as of December 31, 2007 are as follows.

	Salary and Bonus	Stock Awards (1)
O. Bruton Smith	$—	$845,064
B. Scott Smith	—	676,051
David P. Cosper	1,076,500	1,875,016

(1)	If termination occurs due to death or disability, the value of the stock awards would have been as follows: Mr. O. Bruton Smith, $299,354; Mr. B. Scott Smith, $239,483 and Mr. Cosper, $691,421.

Payments upon a Change of Control

Sonic does not have special arrangements with its named executive officers that provide those named executive officers with any rights upon a change of control. Options to purchase our Class A Common Stock under the 1997 Stock Option Plan, including those held by our named executive officers, and stock options and stock awards under the 2004 Stock Incentive Plan held by our named executive officers would immediately vest and become exercisable upon a change of control. The estimated present value of the stock options and awards in the event of a change in control in 2007 is as follows.

	Value of Options (1)	Value of Stock Awards (2)
O. Bruton Smith	$4,333	$845,064
B. Scott Smith	3,250	676,051
David P. Cosper	—	1,875,016
Jeffrey C. Rachor	3,250	—

(1)	Represents in-the-money value options to purchase Class A Common Stock that would have vested upon a change of control based on the closing market price of Sonic’s Class A Common Stock on December 31, 2007 of $19.36.

(2)	Represents the value of restricted stock units and restricted stock awards, as applicable, that would have vested upon a change of control based on the closing market price of Sonic’s Class A Common stock on December 31, 2007 of $19.36. The value of restricted stock award granted to Mr. Rachor for his service as a non-employee director of Sonic is not reflected. Such value would have been $39,862.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning shares of our Class A Common Stock that may be issued under our equity compensation plans as of December 31, 2007.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	3,935,354(2)	$24.18(3)	1,979,432(2)
Equity compensation plans not approved by security holders (4)	2,695	13.11(5)	210,364

Total	3,938,049	$24.18(3)(5)	2,189,796(2)

(1)	Includes the Stock Option Plan, the Stock Incentive Plan, the Sonic Automotive, Inc. Formula Stock Option Plan for Independent Directors (the “Directors Plan”), the Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors (the “2005 Formula Plan”) and the Employee Stock Purchase Plan (the “Employee Plan”). Grants under the Employee Plan were suspended for 2007.

(2)	Includes 245,000 shares to be issued upon the exercise of outstanding options, warrants and rights under the Directors Plan that was terminated following stockholder approval of the 2005 Formula Plan at the 2005 annual stockholders’ meeting. Because the Directors Plan was terminated, no options remain available for issuance under that plan. Includes 2,962,624 shares to be issued upon the exercise of outstanding options under the Stock Option Plan that terminated in 2007. Because the Stock Option Plan terminated, no options remain available for issuance under that plan.

(3)	Does not include the exercise price of options under the Employee Plan because no such options are outstanding.

(4)	Includes the FirstAmerica Automotive, Inc. 1997 Stock Option Plan, as amended and restated as of December 10, 1999 (the “FirstAmerica Plan”) and the Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”). Grants under the Nonqualified ESPP were suspended for 2007, and the FirstAmerica Plan terminated in July 2007.

(5)	Does not include the exercise price of options under the Nonqualified ESPP because no such options are outstanding.

FirstAmerica Plan

We assumed the FirstAmerica Plan in connection with our acquisition of FirstAmerica Automotive, Inc. (“FAA”). The FirstAmerica Plan has not been approved by Sonic’s stockholders. Upon completion of the acquisition of FAA on December 10, 1999, the FirstAmerica Plan was amended and restated to provide that each outstanding option to purchase a share of FAA Class A Common Stock was converted into the right to purchase 0.32232 shares of Sonic’s Class A Common Stock. The following summary of the FirstAmerica Plan is qualified in its entirety by reference to the FirstAmerica Plan, a copy of which has been filed with the SEC.

The FirstAmerica Plan provides for the grant of incentive stock options to certain employees, within the meaning of Section 422 of the Code, and for the grant of nonstatutory stock options to certain employees, non-employee directors and consultants. Generally, options granted under the FirstAmerica Plan vest over five years, and expire if unexercised within ten years of the date of grant. Options may expire earlier due to termination of employment with the Company. Certain of the options outstanding under the FirstAmerica Plan may provide for partial acceleration upon a change of control.

The total number of shares of Class A Common Stock that were reserved for issuance under the FirstAmerica Plan is 966,960. Options to purchase a total of approximately 2,695 shares of our Class A Common Stock were outstanding under the FirstAmerica Plan as of December 31, 2007. The FirstAmerica Plan terminated in July 2007 and no shares remain available thereunder for future option grants.

Nonqualified Employee Stock Purchase Plan

The Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”) was adopted by the Board of Directors of Sonic on December 11, 1998. The Nonqualified ESPP has not been approved by Sonic’s stockholders. The purpose of the Nonqualified ESPP is to provide employees of certain subsidiaries that are not able to participate in Sonic’s Employee Plan with a similar opportunity to acquire an ownership interest in Sonic. Both the Nonqualified ESPP and the Employee Plan permit eligible employees to purchase shares of Class A Common Stock at a discount from the market price. The terms of the Nonqualified ESPP are substantially similar to the terms of the Employee Plan, which has been approved by Sonic’s stockholders.

The total number of shares of Class A Common Stock that were reserved for issuance under the Nonqualified ESPP is 300,000. Approximately 210,364 additional shares remain available for future option grants under the Nonqualified ESPP.

Employees of participating subsidiaries generally are eligible for the Nonqualified ESPP if they work for Sonic and its subsidiaries on a full-time or part-time basis, are regularly scheduled to work more than twenty hours per week, are customarily employed more than five months in a calendar year and have completed one year of continuous service. Employees who are officers or directors of Sonic or any participating employer are not eligible to participate in the Nonqualified ESPP. In addition, employees who own or hold options to purchase (or who are treated under certain tax rules as owning or holding options to purchase) 5% or more of the total combined voting power or value of all classes of stock of Sonic or any subsidiary also are not eligible to participate in the Nonqualified ESPP.

Options generally are granted under the Nonqualified ESPP as of each January 1 to all eligible employees who elect to participate. The Compensation Committee designates the number of shares of Class A Common Stock that can be purchased under each option, which number will be the same for each option granted on the same date and which also will be the same number of shares available under an option granted on the same date pursuant to the Employee Plan. The options have an exercise price per share equal to the lesser of (i) 85% of the fair market value per share of the Class A Common Stock on the date of grant or (ii) 85% of such fair market value on the date of exercise. No option can be granted which would permit a participant to purchase more than $25,000 worth of stock under the Nonqualified ESPP during the calendar year.

A participant can make contributions to the Nonqualified ESPP by after-tax payroll deduction or direct payment. To the extent that a participant has made contributions to the Nonqualified ESPP, his or her option will be exercised automatically to purchase Class A Common Stock on each exercise date during the calendar year in which the option is granted. The exercise dates generally are the last business day of March, June, September and December on which the NYSE is open for trading. The participant’s accumulated contributions as of each exercise date will be used to purchase whole shares of Class A Common Stock at the applicable option price, limited to the number of shares available for purchase under the option. The exercisability of options may accelerate in the event of a change in control of Sonic.

Options granted under the Nonqualified ESPP expire on the last exercise date of the calendar year in which granted. However, if a participant withdraws from the Nonqualified ESPP or terminates employment, the option may expire earlier.

In the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger or other similar event, appropriate adjustments generally will be made to the shares of Class A Common Stock available for issuance under the Nonqualified ESPP, the shares of Class A Common Stock covered by outstanding options and the exercise price per share.

The Board of Directors of Sonic generally can amend, suspend or terminate the Nonqualified ESPP at any time. However, no amendment, suspension or termination may adversely affect the rights of the participant under an outstanding option without the participant’s consent. The Board of Directors suspended the Nonqualified ESPP effective December 31, 2005.

DIRECTOR COMPENSATION FOR 2007

The following table sets forth the compensation of Sonic’s non-employee directors for services rendered in 2007. Directors who are also employees of Sonic do not receive compensation (other than their compensation as employees of Sonic) for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William I. Belk	$88,500	$62,265	$—	$—	$—	$—	$150,765
William P. Benton	$67,500	$62,265	$—	$—	$—	$—	$129,765
William R. Brooks	$46,000	$62,265	$—	$—	$—	$—	$108,265
Victor H. Doolan	$74,000	$62,265	$—	$—	$—	$—	$136,265
H. Robert Heller	$86,000	$62,265	$—	$—	$—	$—	$148,265
Jeffrey C. Rachor (3)	$34,250	$42,505	$—	$—	$—	$—	$76,755
Robert L. Rewey	$70,000	$62,265	$—	$—	$—	$—	$132,265
David C. Vorhoff	$47,250	$42,516	$—	$—	$—	$—	$89,766

(1)	Both Stock and Option Awards are valued based on the compensation expense as calculated under Statement of Financial Accounting Standards (“SFAS”) 123R, “Share Based Payment.” The grant date fair value of Stock Awards granted to each of Messrs. Belk, Benton, Brooks, Doolan, Heller, Rachor and Rewey in 2007 is $61,441. The grant date fair value of Stock Awards granted to Mr. Vorhoff in 2007 is $61,312. These amounts are based on the closing market price of Sonic’s Class A Common Stock on the date of grant, which was $29.72 for the grant to Mr. Vorhoff on April 19, 2007 and $29.84 for the grants to the other directors on April 20, 2007.
(2)	The nonemployee directors have the following stock and option awards outstanding as of December 31, 2007.

Director	Outstanding Option Awards	Outstanding Stock Awards
William I. Belk	20,000	2,059
William P. Benton	40,000	2,059
William R. Brooks	75,000	2,059
Victor H. Doolan	0	2,059
H. Robert Heller	40,000	2,059
Jeffrey C. Rachor	240,333	2,059
Robert L. Rewey	30,000	2,059
David C. Vorhoff	0	2,063

(3)	Mr. Rachor became qualified as a non-employee director beginning on March 13, 2007. The compensation Mr. Rachor received as an employee of Sonic is reflected in the “Executive Compensation” section of this Proxy Statement.

Each non-employee director receives a $35,000 annual cash retainer payable in quarterly installments. Sonic’s lead independent director and the chairperson of the audit committee receive an additional annual cash retainer of $12,500. The chairperson of the compensation committee receives an additional annual cash retainer of $10,000, and the chairperson of the nominating and corporate governance committee receives an additional annual cash retainer of $7,500. Each non-employee director also receives $2,000 for each board meeting attended in person and $1,000 for each board meeting attended telephonically. In addition, committee members receive the following fees for attending meetings of a committee on which they serve: $2,000 for each audit committee meeting attended in person or telephonically; and $1,500 for each other committee meeting attended in person and $1,000 for each other committee meeting attended telephonically.

Non-employee directors also receive automatic grants of restricted stock during each year of service under the 2005 Formula Plan. The annual grant of restricted stock is made to each eligible non-employee director on the first business day following each annual meeting of Sonic’s stockholders. The number of restricted shares of Class A Common Stock granted to an eligible non-employee director each year will equal $60,000 divided by the average closing sale price of the Class A Common Stock on the NYSE for the twenty trading days immediately prior to the grant date (rounded up to the nearest whole share). Subject to the director’s continued service on Sonic’s Board, the restricted stock will vest in full on the first anniversary of the grant date or, if earlier, the day before the next annual meeting of Sonic’s stockholders following the grant date. If a non-employee director initially becomes a member of Sonic’s Board of Directors during any calendar year, but after the meeting of Sonic’s stockholders for that year, the non-employee director will receive a restricted stock grant upon his or her appointment to the Board with the number of shares determined as described above. Subject to the director’s continued service on Sonic’s Board, the restricted stock will vest in full on the first anniversary of the grant date.

Shares of restricted stock may not be sold, assigned, pledged or otherwise transferred to the extent they remain unvested. A director holding restricted stock will have the right to vote his or her shares of restricted stock and receive dividends (if any), although dividends paid in shares will be considered restricted stock. If a director’s service on the Board terminates for any reason, all shares of restricted stock not vested at the time of such termination are forfeited. Upon either the consummation of a tender or exchange offer that constitutes a “change in control” (as defined in the 2005 Formula Plan) of Sonic or the third business day prior to the effective date of any other “change in control” of Sonic, all outstanding restricted stock generally will become fully vested.

CERTAIN TRANSACTIONS

Registration Rights Agreement

When Sonic acquired Town & Country Ford, Lone Star Ford, Fort Mill Ford, Town & Country Toyota and Frontier Oldsmobile-Cadillac in 1997, Sonic signed a Registration Rights Agreement dated as of June 30, 1997 with SFC, O. Bruton Smith, B. Scott Smith and William S. Egan (collectively, the “Class B Registration Rights Holders”). SFC currently owns 8,881,250 shares of Class B Common Stock; Bruton Smith, 2,171,250 shares; and Scott Smith, 976,875 shares; all of which are covered by the Registration Rights Agreement. Egan Group, LLC, an assignee of Mr. Egan, also owns certain shares of Class A Common Stock to which the Registration Rights Agreement applies. If, among other things provided in Sonic’s Charter, offers and sales of shares Class B Common Stock are registered with the SEC, then such shares will automatically convert into a like number of shares of Class A Common Stock.

The Class B Registration Rights Holders have certain limited piggyback registration rights under the Registration Rights Agreement. These rights permit them to have their shares of Sonic’s Common Stock included in any Sonic registration statement registering Class A Common Stock, except for registrations on Form S-4, relating to exchange offers and certain other transactions, and Form S-8, relating to employee stock compensation plans. The Registration Rights Agreement expired in November 2007. SFC is controlled by O. Bruton Smith.

The SFC Pledge

Before Sonic’s acquisition of FirstAmerica in December 1999, Bruton Smith guaranteed the obligations of FirstAmerica under FirstAmerica’s new acquisition line of credit with Ford Motor Credit. FirstAmerica obtained this new financing to enable it to complete its then pending acquisitions. The borrowing limit under this credit facility was approximately $138 million prior to FirstAmerica’s acquisition by Sonic. Mr. Smith guaranteed approximately $107 million of this amount, which guarantee was secured by a pledge of 5 million shares of SMI Common Stock owned by SFC. Sonic assumed

FirstAmerica’s obligations to Ford Motor Credit under the Revolving Facility when it acquired FirstAmerica. In connection with the refinancing and replacement of the secured lending facility (the “Revolving Facility”) with a new secured lending facility between Sonic, Ford Motor Credit Company (“Ford Motor Credit”) and Chrysler Financial Company, LLC in August 2000 (as amended, the “Revolving Facility”), Ford Motor Credit released Mr. Smith from his secured guarantee under the replaced Revolving Facility. However, the lenders under the Revolving Facility required that the SFC Pledge remain in place, and it continually secured Sonic’s obligations under the Revolving Facility through February 17, 2006, when the Revolving Facility was terminated. SFC made the same pledge as collateral security for Sonic’s new secured syndicated credit facility entered into on February 17, 2006, which provides up to $1.2 billion in borrowing availability for Sonic for new vehicle inventory floor plan financing, used vehicle inventory floor plan financing and for working capital and general corporate purposes, including acquisitions and capital expenditures.

Other Transactions

•

Sonic leases office space in Charlotte from a subsidiary of SFC for a majority of its headquarters personnel. Annual aggregate rent under this lease was approximately $575,721 in 2007. Because Mr. O. Bruton Smith and his family own 100% of SFC, under applicable SEC regulations, the amount of Mr. O. Bruton Smith’s and Mr. B. Scott Smith’s interest in this transaction may be deemed to be $575,721.

•

Sonic rents various aircraft owned by SFC, subject to their availability, primarily for business-related travel by Sonic executives. Sonic incurred costs in an aggregate amount of approximately $1,002,664 for the use of these aircraft during 2007. Because Mr. O. Bruton Smith and his family own 100% of SFC, under applicable SEC regulations, the amount of Mr. O. Bruton Smith’s and Mr. B. Scott Smith’s interest in this transaction may be deemed to be $1,002,664.

•

Certain of Sonic’s dealerships purchase the Z-Max oil additive product from Oil Chem Research Company, a subsidiary of SMI, for resale to service customers of the dealerships in the ordinary course of business. Total purchases by Sonic dealerships either directly through Oil Chem or indirectly through an Oil Chem distributor totaled approximately $1,916,322 in 2007. Because Mr. O. Bruton Smith and SFC own collectively 66% of SMI, under applicable SEC regulations, the amount of Mr. O. Bruton Smith’s and Mr. B. Scott Smith’s interest in this transaction may be deemed to be approximately $1,264,773.

•

Sonic donates cash throughout the year to Speedway Children’s Charities, a non-profit organization founded by O. Bruton Smith. O. Bruton Smith and B. Scott Smith are both board members of Speedway Children’s Charities. Donations to this organization amounted to $293,280 in 2007.

•

David Smith, son of O. Bruton Smith and brother of B. Scott Smith, is Sonic’s Senior Vice President of Corporate Development. Prior to his appointment as Senior Vice President of Corporate Development, he was Sonic’s Vice President—Corporate Strategy since October 2005 following his service as a general manager of one of Sonic’s dealerships. Pursuant to his compensation arrangements for his position in 2007, Mr. David Smith received $812,168 in compensation. Mr. David Smith also received options to purchase 7,203 shares of Sonic’s Class A Common Stock and 5,408 restricted shares of Sonic’s Class A Common Stock pursuant to the Stock Incentive Plan.

Policies and Procedures for Review, Approval or Ratification of Transactions with Affiliates

Pursuant to its written charter, the NGC Committee reviews and evaluates all transactions between Sonic and its affiliates and considers issues of possible conflicts of interest if such issues arise. In addition, transactions between Sonic and its affiliates are reviewed by its full Board of Directors and/or its independent directors in accordance with the terms of Sonic’s Charter, its senior credit facility and the indentures governing its outstanding senior subordinated notes. These documents require, subject to certain exceptions, that a transaction between Sonic and an affiliate:

•	be made in good faith and in writing and be on terms no less favorable to Sonic than those obtainable in arm’s-length transaction between Sonic and an unrelated third party;

•

involving aggregate payments in excess of $500,000, be (i) approved by a majority of the members of Sonic’s Board of Directors and a majority of Sonic’s independent directors or (ii) Sonic must receive an opinion as to the financial fairness of the transaction from an investment banking or appraisal firm of national standing; and

•	involving aggregate value in excess of:

•	$2.0 million, be approved by a majority of Sonic’s disinterested directors; and

•

$5.0 million, must be approved by the majority of Sonic’s disinterested directors of Sonic’s Board of Directors or Sonic must obtain a written opinion as to the financial fairness of the transaction from an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of such transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sonic’s directors, certain officers and persons who own more than 10% of Sonic’s Voting Stock to file reports on ownership and changes in ownership with the SEC. Additionally, SEC regulations require that Sonic identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To Sonic’s knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its directors, officers and more than 10% beneficial owners were complied with on a timely basis.

ADDITIONAL CORPORATE GOVERNANCE AND OTHER INFORMATION

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code of Business Conduct and Ethics, along with our Corporate Governance Guidelines, our Categorical Standards for Determination of Director Independence and each of our committee charters are available on our website at www.sonicautomotive.com. Copies of these documents are also available without charge upon written request to Sonic Automotive, Inc., Attn: Corporate Secretary, 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212.

We will disclose information pertaining to amendments or waivers to provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relate to the elements of our Code of Business Conduct and Ethics enumerated in the SEC’s rules and regulations by posting this information on our website. The information on our website is not a part of this proxy statement.

Other Matters that May Be Considered at the Annual Meeting

In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

Expenses of Solicitation

Sonic will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the enclosed materials. In addition to the use of the mails, proxies may be solicited personally or by telephone or email by corporate officers and employees of Sonic without additional compensation. Sonic intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own our stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Stockholder Proposals for 2009 Annual Stockholders Meeting

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy materials relating to the 2009 annual stockholders meeting is November 17, 2008. Any such proposal received after this date will be considered untimely and may be excluded from the proxy materials.

The deadline for submission of stockholder proposals to be presented at the 2009 annual stockholders meeting, but for which we may not be required to include in the proxy materials relating to such meeting, is February 23, 2009. Any such proposal received after this date will be considered untimely and will be excluded from such meeting.

Proposals should be addressed to the attention of the Secretary of Sonic at our principal executive offices.

Delivery of Proxy Statements and Annual Reports

As permitted by the 1934 Act, only one copy of this Proxy Statement and the annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified Sonic of their desire to receive multiple copies of the Proxy Statement or annual report.

Sonic will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement or annual report to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this year’s Proxy Statement or annual report, requests to receive multiple copies of future proxy statements or annual reports and requests to receive only one copy of future proxy statements or annual reports should be directed to Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic’s principal executive offices or by phone at (704) 566-2400.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 24, 2008:

The Company’s Proxy Statement on Schedule 14A, form of proxy card, 2007 Annual Report on Form 10-K and 2007 Annual Report are available at: https://www.sendd.com/EZProxy/?project_id=30

APPENDIX A

CATEGORICAL STANDARDS FOR DETERMINATION OF DIRECTOR INDEPENDENCE

It is the policy of Sonic Automotive, Inc. (the “Company”) to have a majority of independent directors. No director qualifies as independent under the New York Stock Exchange (“NYSE”) corporate governance rules unless the board of directors affirmatively determines that the director has no material relationship with the Company. The NYSE’s corporate governance rules include several “bright line” tests for director independence. No director who has a direct or indirect relationship that is covered by one of those tests qualifies as an independent director. To assist the board of directors in making determinations of independence about relationships individual directors may have that are not covered by one of those “bright line” tests, the board of directors has adopted categorical standards for director independence that are set forth below.

*     *     *     *

The Board of Directors has determined that the following relationships with the Company, either directly or indirectly, will not be considered material relationships for purposes of determining whether a director is independent:

•

Relationships in the ordinary course of business. Relationships involving (1) the purchase or sale of products or services or (2) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, greater than 3% shareholder, officer, employee or director if the following conditions are satisfied:

•

any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1 million or (ii) 2% of such other organization’s consolidated gross revenues; provided that if the director is a non-employee director of the Company and a non-employee director or greater than 3% shareholder of the other organization, the payments may not exceed the greater of (i) $1 million or (ii) 5% of such other organization’s consolidated gross revenues

•

the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to (i) similarly situated customers, or (ii) in the case of purchases of vehicles or service on vehicles from the Company’s dealerships, pursuant to the terms of employee discount programs offered from time to time by the Company to all employees generally

•	the relationship does not involve consulting, legal, or accounting services provided to the Company or its subsidiaries

•

any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers

•

Relationships with organizations to which a director is connected solely as a shareholder or partner. Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•

Contributions to charitable organizations. Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director, or trustee if the following conditions are satisfied:

•

within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year

A-1

•	the charitable organization is not a family foundation created by the director or an immediate family member

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•

Equity relationship. If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest, and the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•

Stock ownership. The director is the beneficial owner (as that term is defined under Rule 13d of the Securities Exchange Act of 1934, as amended) of less than 10% of the Company’s outstanding capital stock.

•	Other family relationships. A relationship involves a director’s relative who is not an immediate family member of the director.

•	Employment relationship. The director has not been an employee of the Company or any of its subsidiaries during the last five years.

•

Employment of immediate family members. No immediate family member of the director is a current employee, or has been an executive officer during the last five years, of the Company or any of its subsidiaries.

•

Relationships with acquired or joint venture entities. In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

•

Voting arrangements. The director is not a party to any contract or arrangement with any member of the Company’s management regarding the director’s nomination or election to the Board, or requiring the director to vote with management on proposals brought before the Company’s shareholders.

Definitions of Terms Used in these Categorical Standards

•

“Immediate Family Member”—includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

•

“Executive Officer” means the president, any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other person who performs similar policy-making functions for an organization.

A-2

Appendix B

SONIC AUTOMOTIVE, INC.

P R O X Y

Charlotte, North Carolina

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SONIC AUTOMOTIVE, INC.

The undersigned hereby appoints Mr. David P. Cosper and Mr. Stephen K. Coss as proxies, each with the power to appoint his Substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of the Voting Stock of Sonic Automotive, Inc. held of record by the undersigned on February 25, 2008, at the Annual Meeting of Stockholders to be held on April 24, 2008 at 10:30 a.m., at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina, or any adjournment thereof.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Item 1 and “FOR” Item 2.

1.	ELECTION OF DIRECTORS

Nominees: O. Bruton Smith, B. Scott Smith, William I. Belk, William P. Benton, William R. Brooks, Victor H. Doolan, H. Robert Heller, Jeffrey C. Rachor, Robert L. Rewey and David C. Vorhoff (Mark only one of the following boxes.)

☐ VOTE FOR ALL nominees listed above, except vote withheld as to the following nominee(s) (if any):	☐ VOTE WITHHELD as to all nominees

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS SONIC’S INDEPENDENT ACCOUNTANTS

☐  FOR            ☐  AGAINST        ☐   ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS

PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Please sign exactly as name appears on this Proxy.

When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Class A Common Stock Shares:
Class B Common Stock Shares:
Dated: , 2008
Signature:
Printed Name:
Signature, if held jointly:
Printed Name:

☐  Please check the box if you plan to attend the Annual Meeting of Stockholders. Directions to attend the Annual Meeting, where you may vote in person, can be found at the following weblink: https://www.lowesmotorspeedway.com/visitors_guide /area_map/.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 24, 2008:

The Company’s Proxy Statement on Schedule 14A, form of proxy card, 2007 Annual Report on Form 10-K and 2007 Annual Report are available at: https://www.sendd.com/EZProxy/?project_id=30